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                                                                    EXHIBIT 23




                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Fed One Bancorp, Inc.


We Consent to incorporation by reference in registration statements (Form S-8 Nos. 333-04158 and 33-89570) of Fed One Bancorp, Inc. of our report dated January 29, 1998 except as to note 20, which is as of February 18, 1998, relating to the consolidated statement of financial condition of Fed One Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of Fed One Bancorp, Inc.

                                               /s/ KPMG Peat Marwick LLP

Pittsburgh, PA
March 24, 1998